UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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INTERNET SECURITY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Internet Security Systems, Inc.
6303 Barfield Road
Atlanta, GA 30328

April 19, 2006

NOTICE OF ANNUAL STOCKHOLDERS MEETING

Dear Stockholders:

We cordially invite you to attend Internet Security Systems’ annual stockholders meeting. The meeting will be held on Friday, May 26, 2006, at 4:00 p.m. Eastern Time at our corporate offices, located at 6303 Barfield Road, Atlanta, Georgia 30328.

At the annual meeting, you will be asked to:

•       Elect three (3) directors to serve a three-year term ending in the year 2009

You will find information regarding this proposal in the attached proxy statement. We will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented. A copy of our Annual Report on Form 10-K is also enclosed with these materials.

This meeting is for ISS stockholders. If you attend the meeting in person, you will need to present at the door this booklet and proper identification. Stockholders of record at the close of business on April 7, 2006 will be entitled to vote at the meeting, and at any adjournments or postponements of the meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, please be sure your shares are represented at the meeting by promptly voting and submitting your proxy through the Internet, by telephone or by completing and returning your proxy form in the enclosed envelope.

If you have any questions concerning the meeting, please contact ISS’ Investor Relations Department at (404) 236-4053 or by e-mail to ir@iss.net. For questions regarding your stock ownership, please contact your broker or, if you hold your shares directly, you may contact our transfer agent, SunTrust Bank, at (404) 581-1579.

Sincerely,
/s/ THOMAS E. NOONAN
Thomas E. Noonan
President, Chief Executive Officer and
Chairman of the Board

TABLE OF CONTENTS

Proxy Statement	1
Proposal One: Election of Directors	1
Stock Performance	7
Security Ownership of Management and Principal Stockholders	8
Executive Compensation	11
Compensation Committee Report on Executive Compensation	15
Audit Committee Report	18
Other Matters	19

INTERNET SECURITY SYSTEMS, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Internet Security Systems, Inc., on behalf of the Board of Directors, for the 2006 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card are being distributed on or about April 19, 2006.

You can vote your shares using one of the following methods:

•       Vote through the Internet at the website shown on the proxy card

•       Vote by telephone using the toll-free number shown on the proxy card

•       Complete and return a written proxy card

Internet and telephone voting are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern Time, on Thursday, May 25, 2006.

You can also vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by giving new voting instruction via the Internet or by telephone by the deadline specified above, or by notifying the inspector of election in writing of such revocation.

•       At the meeting, stockholders are being asked to elect three directors to serve a three-year term ending in the year 2009

The Board of Directors recommends that stockholders vote FOR election of all three nominees for director.

The details of the proposal follow.

PROPOSAL ONE:  ELECTION OF DIRECTORS

General

Stockholders will be asked to elect three directors to our Board at the annual meeting to serve a three-year term expiring at the annual meeting of stockholders in 2009. The Board has nominated Thomas E. Noonan, Sam Nunn and David N. Strohm, who are currently directors, to stand for re-election.

The Board of Directors is responsible for directing the management and affairs of ISS. Our certificate of incorporation provides for a classified Board consisting of three classes of directors with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. The class whose term of office expires at this annual meeting consists of three directors. The directors elected at the annual meeting will serve for a term of three years, expiring at the 2009 annual meeting of stockholders or when their successors have been elected and qualified. The class whose term of office expires at the 2007 annual meeting consists of two directors and the class whose term of office expires at the 2008 annual meeting consists of two directors and a vacancy.

The nominees for election have agreed to serve if elected, and we have no reason to believe that the nominees will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the annual meeting, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

Nominees for Director for Term Ending at the 2009 Annual Meeting of Stockholders

Thomas E. Noonan, 45, has served as our President and as a director since August 1995 and as our Chief Executive Officer and Chairman of the Board since November 1996. Mr. Noonan is also a director of

Manhattan Associates, Inc., a provider of technology-based solutions to improve supply chain effectiveness and efficiencies.

Sam Nunn, 67, has served as one of our directors since October 1999 and an advisor to us since February 1998. Mr. Nunn is co-chairman and chief executive officer of the Nuclear Threat Initiative, Inc., a charitable organization working to reduce the global threat from nuclear, biological and chemical weapons. Mr. Nunn is also the chairman of the board of the Center for Strategic and International Studies and a distinguished professor at the Sam Nunn School of International Affairs at the Georgia Institute of Technology. Mr. Nunn retired from King & Spalding LLP, an Atlanta law firm, in December 2003, having served as a senior partner since 1997. Previously, he served in the United States Senate for four terms starting in 1972. He is a director of Chevron Corporation, The Coca-Cola Company, Dell Inc., and General Electric Company.

David N. Strohm, 57, has served as one of our directors since February 1996 and lead director since 2005. He has been a Venture Partner of Greylock Partners, a venture capital firm, since January 2001, and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm is also a director of EMC Corporation, a data storage management software company.

Vote Required

The three nominees receiving the greatest number of affirmative votes of the shares present or represented by proxy and entitled to vote at the annual meeting will be elected directors. This number is called a plurality.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the election of the three nominees listed above.

Continuing Directors for Term Ending at the 2007 Annual Meeting of Stockholders

Robert E. Davoli, 57, has served as one of our directors since February 1996. Mr. Davoli has been a general partner of, or an advisor to, Sigma Partners, a venture capital firm, since January 1995.

Christopher W. Klaus, 32, founded Internet Security Systems in April 1994 and has served as one of our directors since then. He also served as President until August 1995, as Chief Executive Officer until November 1996, and Chief Technology Officer until June 2004. Mr. Klaus continues to serve as our Chief Security Advisor and Secretary. He is currently the chief executive officer of Kaneva, Inc., which is a digital entertainment marketplace where people can watch, play, create and self-publish films and games.

Continuing Directors for Term Ending at the 2008 Annual Meeting of Stockholders

Richard S. Bodman, 68, has served as one of our directors since July 1997. Since May 1996, Mr. Bodman has served as President of Venture Management Services, Inc., an independent company that manages equity funds and investments.

Kevin J. O’Connor, 45, has served as one of our directors since October 1995. Mr. O’Connor is the principal of O’Connor Ventures, a venture capital firm, which was founded in 2000. He also co-founded DoubleClick, Inc., a marketing technology company, and served as the chairman of its board of directors since its inception in January 1996 until 2005. Mr. O’Connor is also a director of 1-800-FLOWERS.com, Inc., a retailer of flowers and gifts.

Meetings and Committees

Our corporate governance guidelines, committee charters, codes of conduct and ethics and other governance information can be found on our web site at www.iss.net by following the links under Investor Relations and Corporate Governance. We have an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each continuing Board member and nominee attended at least 75% of the total number of meetings of the Board and the committees on which the member served held during the period in which the member served. Seven members of the Board attended last year’s Annual Meeting of Stockholders. It is the policy of the Board that a number of its members attend each annual meeting so that the Board is adequately represented. The Board has determined that all of its members, with the exception of Mr. Noonan, our Chairman, President and Chief Executive Officer, and Mr. Klaus, our founder, Secretary and Chief Security Advisor, are independent under Nasdaq listing standards.

In addition to Board and committee meetings, our independent directors meet periodically without management present. These meetings are chaired by our lead director, who is periodically chosen by the independent directors, and currently is Mr. Strohm. Information on the membership of the Board’s committees and on Board and committee meetings is set forth in the following table:

Director	Board	Audit	Compensation	Nominating/ Governance
Bodman	X	Chair
Davoli	X	X	X
Klaus	X
Noonan	Chair
Nunn	X			Chair
O’Connor	X	X	X
Strohm	Lead		Chair	X
Meetings in 2005	7	8	9	4

Audit Committee

The purpose of the Audit Committee is to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of our internal audit function and independent auditors. Among other responsibilities, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor. The Board has determined that Mr. Bodman is an ‘audit committee financial expert’ within the meaning of federal securities laws.

Compensation Committee

The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. It also administers our Stock Incentive Plans and makes awards under our 2005 Stock Incentive Plan.

Nominating and Governance Committee

The Nominating and Governance Committee is primarily responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board prior to each annual meeting of shareholders, recommending nominees for committees of the Board, developing and recommending corporate governance guidelines to the Board, and leading the Board’s review of its performance and the performance of individual directors. In connection with Messrs. Nunn, Strohm and Noonan’s nomination for reelection at this annual meeting, the independent directors, excluding these nominees, recommended their nomination and the Board approved their nomination.

Director Nominations

To fulfill its responsibilities, the Nominating and Governance Committee will periodically consider and make recommendations to the Board regarding what experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Board and the Nominating and Governance Committee will evaluate each incumbent’s continued service, in light of the Board’s collective requirements, at the time such director’s Class comes up for reelection. When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms. The Committee will review the qualifications of each candidate. Final candidates generally will be interviewed by one or more Board members. The Committee will then make a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information. The Board makes the final decision on whether to invite the candidate to join the Board.

The Committee has adopted Guidelines on Director Nominations and the Committee’s charter and our corporate governance guidelines provide general qualifications nominees should meet. These qualifications include the following:

•       Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. ISS endeavors to have a board representing diverse experience in areas that are relevant to its global activities.

•       Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

•       A director should disclose the director’s consideration of new directorships with other organizations so that the Board can consider and express its views regarding the impact on the director’s service to ISS. The Nominating and Governance Committee and the Board will consider service on other boards in considering potential candidates for nomination to stand for election or reelection to the ISS Board. Current positions held by directors may be maintained unless the Board determines that doing so would impair the director’s service on the ISS Board.

•       The retirement age for Board members is 72. A director who attains the age of 72 during his or her term will not be nominated for reelection.

Any stockholder may nominate a person for election as a director at a meeting of stockholders at which such nominating stockholder is entitled to vote by following the procedures prescribed in Article I, Section 5(c) of ISS’ by-laws, which generally requires that certain written information about the nominee and nominating stockholder be delivered to or mailed and received at the principal executive offices of the company, to the attention of the Corporate Secretary, not less than one hundred twenty calendar days in advance of the date of the Notice of Annual Meeting released to stockholders in connection with the previous year’s annual meeting of stockholders.

In addition, the Nominating and Governance Committee will consider for inclusion in the Board’s annual slate of director nominees candidates recommended by significant, long-term stockholders. A significant long-term stockholder is a stockholder, or group of stockholders, that beneficially owned more than five percent of the company’s voting stock for at least two years as of the date the recommendation was made and at the record date for the stockholder meeting. In order for such a nominee to be considered for inclusion with the Board’s slate, the nominating stockholder should submit a timely nomination notice in accordance with the company’s by-laws, as described above. The nominating stockholder should expressly indicate in the notice that such stockholder desires that the Board and Committee consider the stockholder’s nominee for inclusion with the Board’s slate of nominees for the meeting. The nominating stockholder and stockholder’s nominee should undertake to provide, or consent to ISS obtaining, all other information the Board and Committee request in connection with their evaluation of the nominee.

A stockholder nominee submitted for inclusion in the Board’s slate of nominees should meet the criteria for a director described above. In addition, in evaluating stockholder nominees for inclusion with the Board’s slate of nominees, the Board and Committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then-current composition of the Board.

The Nominating and Governance Committee continues to evaluate its policies and procedures regarding stockholder nominations in light of evolving practices and regulation. The policies and procedures described above are consequently subject to change.

Director Compensation

The following table sets forth cash and equity compensation paid to non-employee directors during 2005.

Non-employee Director	Annual Retainer	Committee Retainers	Committee Chair Retainer	Shares Underlying Options Granted	Restricted Stock Grants
Richard S. Bodman	$20,000	$5,000	—	10,000	5,000
Robert E. Davoli	$20,000	$10,000	$5,000	10,000	5,000
Steven J. Heyer(1)	$20,000	$5,000	—	10,000	5,000
Kevin J. O’Connor	$20,000	$10,000	—	10,000	5,000
Sam Nunn	$20,000	$5,000	$5,000	10,000	5,000
David N. Strohm	$20,000	$10,000	$5,000	10,000	5,000

(1)          Mr. Heyer resigned from the Board in December 2005.

Our non-employee directors received an annual retainer for Board service of $20,000 after the annual meeting of stockholders in May 2005. Non-employee directors also received in May 2005 an annual retainer of $5,000 for each committee on which the non-employee director served and an annual retainer of $5,000 for serving as a chairperson of a committee. For the year of Board service ending with this annual meeting, the annual retainer for Board service is $25,000 and the annual retainer for chairing a committee is $10,000. In addition, an annual retainer of $10,000 will be paid for serving as independent lead director. Our non-employee directors are also reimbursed for their reasonable expenses in connection with attending Board meetings. Directors do not receive meeting fees for individual meetings. The stock option grants referred to in the above table to Messrs, Bodman, Davoli, Heyer, O’Connor, Nunn and Strohm were made on May 24, 2005 with an exercise price of $21.58 per share.

Our 2005 Stock Incentive Plan provides for an initial grant of non-qualified stock options and restricted stock to each individual who is for the first time elected to serve as a non-employee director of the Board, and also for annual grants of non-qualified stock options and restricted stock to each non-employee director of the Board. The initial grant of options to purchase 20,000 shares of stock and 5,000 shares of restricted stock is made on the date the individual begins service as a non-employee director. The terms of the initial grant provide that 6.25% of the option shares vest each quarter (three month period) from the grant date, and that 12.5% of the restricted shares vest each quarter from the grant date, provided the individual is still serving as a director on each such date. The initial option grant will be made at an exercise price equal to 100% of the fair market value of a share on the date the option is granted.

The annual grants of options to purchase 10,000 shares of stock and 5,000 shares of restricted stock are made on the date of each annual stockholders meeting. The terms of the annual grants provide that 12.5% of the options and restricted shares vest each quarter from the grant date provided the individual is still serving as a director on such date. The annual option grants will be made at an exercise price equal to 100% of the fair market value of a share on the date the option is granted. Each option granted to the non-employee directors expires no later than seven years after the date of grant. Non-employee directors are also eligible for discretionary awards, but the amount of such awards is limited. Outstanding option grants shall become immediately and fully exercisable and shares of restricted stock shall immediately vest in full upon certain changes in our ownership or control, or upon the death or termination of Board service due to disability of the director, or upon retirement at the end of the extant term of the director.

STOCK PERFORMANCE

The graph and table below compare the performance of our common stock to the Nasdaq National Market Index and to the Nasdaq Computers and Data Processing Services Index. They cover the period from December 29, 2000 to December 30, 2005. The graph and table assumes that $100 was invested in our common stock and each of the indexes on December 29, 2000, and that all dividends were reinvested. No cash dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
ISSX	$100.00	$40.87	$23.37	$24.01	$29.64	$26.71
Nasdaq Stock Market (US Companies)	$100.00	$79.32	$54.84	$81.99	$89.23	$91.12
Industry—Computer & Data Processing	$100.00	$80.53	$55.53	$73.15	$80.57	$83.30

The foregoing graph and table shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of January 31, 2006 for (1) our Chief Executive Officer, the four most highly compensated executive officers serving at the end of fiscal 2005, and a former executive officer who was succeeded prior to year end, each of whose combined salary and bonus for 2005 was in excess of $100,000 (collectively the “Named Officers”); (2) our directors; (3) our directors and executive officers as a group; and (4) each person who is a stockholder holding more than a 5% interest in our common stock. Unless otherwise indicated, the address for each person is c/o Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328.

	Shares Beneficially Owned
Name	Number	Percentage(1)
Richard S. Bodman(2)	69,783	*
Lawrence Costanza(3)	517,938	*
Robert E. Davoli(4)	211,312	*
Doug Johns(5)	362,500	*
Christopher W. Klaus(6)	3,412,440	7.0%
Lin Ja Hong(7)	61,500	*
Richard Macchia(8)	250,050	*
Thomas E. Noonan(9)	4,217,775	8.2%
Sam Nunn(10)	122,912	*
Kevin J. O’Connor(11)	121,954	*
Jaap Smit(12)	14,050	*
David N. Strohm(13)	145,688	*
All directors and executive officers as a group (15 persons)(14)	9,664,856	18.3%
Shapiro Capital Management Company, Inc.(15)	4,611,975	9.4%

*                    Indicates less than 1%.

(1)          Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days following January 31, 2006, are deemed outstanding. However, shares subject to options are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)          Includes options for 39,688 shares of common stock.

(3)          Includes options for 497,189 shares of common stock.

(4)          Includes options for 84,688 shares of common stock.

(5)          Includes options for 312,500 shares of common stock.

(6)          Includes options for 18,750 shares of common stock and 99,517 shares owned by spouse.

(7)          Includes options for 61,500 shares of common stock.

(8)          Includes options for 183,750 shares of common stock and 300 shares owned by son. Mr. Macchia was succeeded in his position as Chief Financial Officer by Mr. Raghavan Rajaji on November 10, 2005.

(9)          Includes options for 2,235,000 shares of common stock and 180,785 shares held in family trusts.

(10)   Includes options for 109,688 shares of common stock.

(11)   Includes options for 84,688 shares of common stock.

(12)   Includes options for 2,500 shares of common stock.

(13)   Includes options for 44,688 shares of common stock and 42,768 shares held in a living trust.

(14)   Includes options for 3,786,843 shares of common stock.

(15)   Pursuant to a Schedule 13G, sole power to vote or to direct the vote of 4,098,775 shares, and shared power to vote or to direct the vote of 513,200 shares.

Executive Officers

In addition to Thomas E. Noonan, our Chief Executive Officer and President, and Christopher Klaus, our Chief Security Advisor and Secretary, who are described in Proposal One regarding our directors, we have the following executive officers:

Richard Macchia, 54, was our Chief Financial Officer and Senior Vice President of Administration through November 10, 2005 and remains an employee on a part-time basis. He joined us in 1997.

Raghavan Rajaji, 59, Chief Financial Officer and Senior Vice President of Administration, joined us November 7, 2005. He joined the company from Manugistics Group, Inc., a provider of supply chain, demand and revenue management software products and services, where he had served as executive vice president and chief financial officer since December 1999.

Lawrence Costanza, 47, has served as our Senior Vice President of Americas Sales Operations since July 2000.

Doug Johns, 57, joined us as Senior Vice President Worldwide Operations in September 2002. Prior to then, Mr. Johns was Chairman and Chief Executive Officer of Monorail Computer Corp., a personal computer seller. Mr. Johns is separating from the company and his full-time employment concluded on December 31, 2005. He remains an employee on a part-time basis.

Jaap Smit, 44, is Senior Vice President of our Europe, Middle East and Africa region (EMEA), having joined us in April 2004. Previously, Mr. Smit was Vice President of EMEA for MatrixOne, Inc., a product lifecycle management solutions provider. Before joining MatrixOne in April 2003, he served in various capacities with business application software company Progress Software Corporation from 1997 to 2002, most recently as Vice President of EMEA Operations.

Lin Ja Hong, 48, joined us in 1997 to serve as President of our Asia Pacific region.

Sean Bowen, 45, has served as our General Counsel and Vice President of Contracts Administration since March 2000.

Maureen Richards, 36, joined our accounting group as a manager in 1997 and has served as our Corporate Controller since March 2001 and as a Vice President since March 2003. Under a succession plan announced in November 2005, she has been succeeded in her role by Jay Hopkins.

Jay Hopkins, 34, joined the company in January 2006 from the Public Company Accounting Oversight Board (PCAOB), where he was a Manager of Inspections since May 2004. Prior to joining the PCAOB, he was with KPMG LLP and KPMG Australia for more than ten years, most recently as a Senior Audit Manager.

Section 16(a) Beneficial Reporting Compliance

The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities

Exchange Act of 1934, which require them to file reports with respect to their ownership of our common stock and their transactions in common stock. Based upon (1) the copies of Section 16(a) reports which we received from such persons, and (2) the written representations received from such persons, we believe that all reporting requirements under Section 16(a) for the fiscal year were met in a timely manner, except as follows: Mr. Christopher Klaus inadvertently reported one transaction on Form 4 late.

EXECUTIVE COMPENSATION

Summary Compensation

The following table provides certain summary information concerning the compensation earned by our Named Officers.

				Long-Term Compensation Awards
					Securities
		Annual Compensation		Restricted Stock	Underlying Options
Name and Principal Position(s)	Year	Salary	Bonus	Awards	(# of Shares)
Thomas E. Noonan	2005	$400,000	$351,764	—	300,000
Chief Executive Officer, President and	2004	$375,000	$313,540	$710,000	500,000
Chairman of the Board	2003	$343,750	$300,984	—	600,000
Richard Macchia	2005	$275,000	$198,936	$443,750	60,000
Senior Vice President and Chief	2004	$272,500	$174,870	—	100,000
Financial Officer	2003	$261,250	$160,525	—	150,000
Lawrence Costanza	2005	$300,000	$182,664	—	100,000
Senior Vice President of Americas	2004	$300,000	$157,903	$443,750	100,000
Sales Operations	2003	$300,000	$152,942	—	170,000
Jaap Smit(1)	2005	$330,448	$204,302	—	10,000
Senior Vice President Europe, Middle	2004	$349,836	$175,152	$179,700	—
East and Africa
Doug Johns	2005	$310,000	$211,346	—	100,000
Senior Vice President of Worldwide	2004	$300,000	$183,361	$443,750	100,000
Operations	2003	$300,000	$160,525	—	150,000
Lin Ja Hong(2)	2005	$200,000	$176,489	—	25,000
President, Asia/Pacific Operations	2004	$200,000	$22,600	—	25,000
	2003	$111,300	$0	—	—

(1)          Mr. Smit joined us in April 2004. Mr. Smit’s cash compensation was paid in euros in 2004 and 2005. Exchange rates of 1.24 and 1.1844 dollars per euro were used in 2004 and 2005, respectively, to calculate the dollar values in the table.

(2)          Mr. Lin’s cash compensation was paid in yen for the years indicated. An exchange rate of 120 yen per dollar was used for 2003 and 2004, and a rate of 110 yen per dollar was used for 2005.

The following table contains information concerning the stock options granted to the Named Officers during 2005. All grants were made under our Restated 1995 Stock Incentive Plan (“1995 Plan”), prior to adoption of our 2005 Stock Incentive Plan (“2005 Plan”).

Option Grants in 2005(1)

	Number
	of	% of Total			Potential Realizable Value
	Securities	Options			At Assumed Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation for
	Options	Employees	Price Per	Expiration	Option Term(2)
Name	Granted	In 2005	Share	Date	5%	10%
Thomas E. Noonan(3)	300,000	31.4136%	$21.81	1/27/12	$2,662,427.48	$6,204,126.97
Richard Macchia(4)	60,000	6.2827%	$1.81	1/27/12	$532,485.50	$1,240,825.39
Lawrence Costanza(4)	100,000	10.4712%	$21.81	1/27/12	$887,475.83	$2,068,042.32
Jaap Smit(3)	10,000	1.0471%	$21.81	1/27/12	$88,747.58	$206,804.23
Doug Johns(4)	100,000	10.4712%	$21.81	1/27/12	$887,475.83	$2,068,042.32
Lin Ja Hong(3)	25,000	2.6178%	$21.81	1/27/12	$221,868.96	$517,010.58

(1)          Unvested options terminate if the individual ceases to be employed by us prior to full vesting. If we are acquired by merger, consolidation or asset sale, the vesting of the options will accelerate and all options will vest in full unless the successor assumes the options. In the event that the successor assumes the options, if within 12 months following the acquisition the individual’s position is reduced to a lesser position or the individual’s employment is involuntarily terminated, the vesting of the options will accelerate in part so that the remaining, or some portion of the remaining option shares will immediately vest. All options were granted at fair market value on the date of grant.

(2)          Future value assumes appreciation in the market value of the common stock of 5% and 10% per year over the seven-year option period as allowed by the rules and regulations of the Securities and Exchange Commission and does not represent our estimate or projection of the future value of the common stock. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(3)          The grant vested 25% on January 28, 2006 and will vest quarterly thereafter until fully vested on January 28, 2009. The exercise price is the closing price per shares on January 28, 2005. Upon a change of control of ISS, a portion of the unvested option will accelerate under certain circumstances as described above.

(4)          The grant will vest 33% on January 28, 2007 and quarterly thereafter until fully vested on January 28, 2009. The exercise price is the closing price per shares on January 28, 2005. Upon a change of control of ISS, a portion of the unvested option will accelerate under certain circumstances as described above.

2005 Stock Option Exercises and Fiscal Year-End Values

The following table provides information about option exercises by the Named Officers during 2005, and the number of shares underlying unexercised options held by the Named Officers at the end of the fiscal year, and their value.

2005 Stock Option Exercises and Year-End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at December 31, 2005			Value of Unexercised In-the-Money Options at December 31, 2005(2)
Name	On Exercise	Realized(1)	Exercisable		Unexercisable	Exercisable	Unexercisable
Thomas E. Noonan	—	—	2,160,000		300,000	$8,511,000	—
Richard Macchia	295,000	$2,780,445.50	169,063		125,937	$121,900	$608,150
Lawrence Costanza	173,750	$2,340,099.26	477,189		184,061	$381,143	$728,719
Jaap Smit	—	—	—		10,000	—	—
Doug Johns	—	—	295,313		179,687	$1,908,128	$727,872
Lin Ja Hong	—	—	55,250		25,000	$227,563	—
	—	—	2,826	(3)	—	$4,341,764	—

(1)           Determined by subtracting the exercise price from the closing price per share of the common stock on the Nasdaq National Market on the date of exercise to get the average value per option, and multiplying it by the number of shares underlying the exercised option.

(2)           Determined by subtracting the exercise price from the closing price per share of the common stock on the Nasdaq National Market on December 30, 2005 ($20.95 per share) to get the average value per option, and multiplying it by the number of shares underlying the option. The amount in this column may not represent amounts that can actually be realized.

(3)           Shares in Internet Security Systems KK, Japan. Value determined using a conversion rate of 110 yen per dollar.

Equity Compensation Plans

A summary of our stockholder approved and non-approved equity compensation plans as of December 31, 2005 follows:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	9,211,724	$24.7276	7,047,485	(1)
Equity compensation plans not approved by security holders	115,224	$6.9236	—
Total	9,326,948	$24.3543	7,047,485

(1)          Of the total, 182,767 shares remained available as of December 31, 2005 for issuance under our 1999 Employee Stock Purchase Plan, subject to increase on the first trading day of each calendar year by 50,000 shares.

Our non-stockholder approved equity compensation plans include the following:

•       Non-qualified stock options granted to non-employee directors prior to adoption of our Restated 1995 Stock Incentive Plan.

•       Options assumed in connection with our acquisition of Netrex, Inc.

•       Options assumed in connection with our acquisition of Network ICE, Corporation.

•       Options assumed in connection with our acquisition of vCIS, Inc.

The following is a description of the material features of each of these plans:

Non-qualified stock options granted to non-employee directors

On December 8, 1997 the Board of Directors granted to each of Messrs. Bodman, Davoli, O’Connor and Strohm a non-statutory option to purchase 40,000 shares of common stock outside of the 1995 Plan, on the same terms as if those options had been granted under the 1995 Plan. ISS reserved 160,000 shares of common stock for issuance under these options. These options vested over four years, with an exercise price of $3.50 per share. As of December 31, 2005, 80,000 of these options remained outstanding.

Options assumed in connection with our acquisition of Netrex, Inc.

In August 1999, as a result of our acquisition of Netrex, Inc. we assumed all outstanding Netrex, Inc. stock options. As a result, approximately 510,000 shares of ISS common stock were reserved for outstanding grants under the Netrex Stock Plan. Each option is subject to the same terms and conditions of the original grant and generally vest over four years and expire ten years from the date of grant. No further options may be granted under the Netrex plan. As of December 31, 2005, approximately 3,742 options were outstanding.

Options assumed in connection with our acquisition of Network ICE Corporation

In June 2001, as a result of our acquisition of Network ICE, we assumed all outstanding Network ICE stock options. As a result, approximately 289,000 shares of ISS common stock were reserved for outstanding grants under the Network ICE Stock Plan. Each option is otherwise subject to the same terms and conditions of the original grant and generally vest over four years and expire ten years from the date of grant. No further options may be granted under the Network ICE plan. As of December 31, 2005, approximately 31,014 options were outstanding.

Options assumed in connection with our acquisition of vCIS, Inc.

In October 2002, as a result of our acquisition of vCIS, Inc. we assumed all outstanding vCIS, Inc. stock options. As a result, approximately 35,000 shares of ISS common stock were reserved for outstanding grants under the vCIS Stock Plan. Each option is otherwise subject to the same terms and conditions of the original grant and generally vest over four years and expire ten years from the date of grant. No further options may be granted under the vCIS plan. As of December 31, 2005, approximately 468 options were outstanding.

Retention Agreements

ISS entered into retention agreements with Messrs. Noonan, Macchia, Costanza and Johns in October 2003, and with Mr. Rajaji in November 2005, pursuant to which ISS will pay these executive officers severance payments if their employment is terminated under certain circumstances following a change in control of ISS. The Retention Agreements terminated with respect to Messrs. Johns and Macchia upon conclusion of their full-time employment. A “change in control” includes:

•       any person becoming the beneficial owner of 40% of the total voting power of ISS;

•       a merger or consolidation in which ISS’ voting securities immediately prior to the transaction do not represent, or are not converted into, a majority of the voting power of the surviving entity;

•       a sale of substantially all of ISS’ assets or a liquidation or dissolution of ISS; and

•       if a majority of the Board is comprised of persons other than directors who were on the Board at the time the retention agreements were entered into or were approved by such incumbent directors.

If any covered executive officer is terminated by ISS other than for cause or his death or disability, or if the executive officer resigns for good reason, within two years following a change in control of ISS (and while his retention agreement is in effect), the officer is entitled to receive, in addition to his normal salary and other compensation and benefits earned or payable through the date of his termination, severance payments equal to a multiple of the sum of his annual salary and targeted quarterly and annual bonuses for the year in question. Mr. Noonan is entitled to a severance payment equal to two times such annual compensation amount, and Messrs. Costanza and Rajaji are entitled to one-and-a-half times such amount. In addition, ISS shall pay to Mr. Noonan an additional amount, up to $2 million, equal to any excise tax imposed on Mr. Noonan if payments under his retention agreement and any other arrangement whereby he might receive separation compensation are characterized as “excess parachute payments” under Section 4999 of the Internal Revenue Code. Payments under the retention agreements are not subject to setoff for any compensation the officers may receive for subsequent employment.

The initial term of the retention agreements is two years. The agreements renew automatically at the end of the initial term for additional one-year periods, unless ISS gives notice of non-renewal within 90 days of expiration. Upon the occurrence of a change in control, or potential change in control, of ISS, the term is automatically extended for an additional two years. Payments under the retention agreements may become due as described in the previous paragraph if a change of control occurs while the agreements are in effect, or if a potential change in control occurs while the agreements are in effect and an actual change in control occurs within 120 days of the potential change in control.

This summary of the retention agreements is qualified in its entirety by the full text of ISS’ retention agreement form on file with the Securities and Exchange Commission, which contains definitions of, among other terms, “cause,” “good reason,” “change in control” and “potential change in control” as used in the agreements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee reviews and determines the salaries and bonuses of our executive officers, including the Chief Executive Officer, and establishes the general compensation policies for these individuals. The Compensation Committee also has the exclusive authority to make discretionary option grants to our executive officers under the 2005 Stock Incentive Plan.

The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contributions to our success. We are engaged in a competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to these individuals.

General Compensation Policy.   The Compensation Committee’s policy is to provide our executive officers with compensation opportunities that are based upon personal performance, our financial performance and their contribution to that performance, and that are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (1) base salary that is intended to be competitive with the market and that reflects individual performance, (2) quarterly and annual variable performance awards payable in cash and tied to our achievement of quarterly and annual financial performance goals, and (3) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation is comprised of bonuses and long-term stock based incentives, which depend upon our financial performance and stock price appreciation.

Factors.   The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2005 fiscal year are described below. The Compensation Committee may in its discretion apply different factors, such as different measures of financial performance, for future fiscal years. The compensation of Named Officers for 2005 is set forth in the Summary Compensation Table.

Base Salary.   In setting base salaries for 2005, the Compensation Committee reviewed published compensation survey data. The base salary for each officer generally reflects the salary levels for comparable positions in published surveys, which reflect market trends of companies in the technology industry and companies of comparable revenue size, as well as the individual’s personal performance and internal alignment considerations. The groups of companies in the surveys are not identical to any indices used in our stock performance graph and table. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is reviewed each year and may be adjusted based on (1) the Compensation Committee’s evaluation of the officer’s personal performance for the year and (2) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

Quarterly and Annual Incentives.   Executive officers are eligible for quarterly and annual incentive bonuses. For 2005, the aggregate quarterly and annual incentive bonus targets for executive officers were generally 33% to 50% of total target cash compensation. For our CEO, payouts were determined based on our financial performance in comparison to our business plan, as adjusted during the year. During 2005, the consolidated financial performance criteria for our CEO included performance measures for revenues, earnings per share and days-sales-outstanding (DSO). Payouts for executives with responsibility for geographic regions were based on regional financial performance criteria which included product revenues, total revenues, operating margin and DSO. Payouts for other corporate executives were based on consolidated financial performance criteria for revenues, earnings per share and, for some, DSO.

Long Term Incentives.   Stock option grants were made by the Compensation Committee to our executive officers during 2005. Restricted stock grants were made to our executive officers in 2004 and additional grants of restricted stock are planned for 2006. These grants are anticipated to occur during April 2006. Grants are designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage ISS from the perspective of an owner with an equity stake in the business. Each option grant allows the officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to seven years). Options generally vest over a multi-year period or are linked to various performance objectives. The restricted stock grants also vest over a multi-year period or are linked to various performance objectives. Vesting is contingent upon the officer’s continued employment with us. Accordingly, an option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. Restricted stock will provide a return to the executive officer only if he or she remains employed by us during the vesting period. Because grants of restricted stock are full value grants, fewer shares are used than for an equivalent stock option grant. The Compensation Committee currently intends to use a mix of options and restricted stock, or restricted stock units, for long-term incentive compensation of executive officers.

The size of equity grants to executive officers, including the Chief Executive Officer, are set by the Compensation Committee at a level that is intended to create a long-term performance and retention incentive, and a meaningful opportunity for stock ownership based upon the individual’s current position with us. Grants are also intended to reflect the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion. The Compensation Committee takes into account published surveys and available market data for comparable positions, the number of unvested options held by the executive officer and past equity grants to the officer, and any impairment based on market conditions in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

CEO Compensation.   In setting the total compensation payable to our Chief Executive Officer for the 2005 fiscal year, the Compensation Committee increased both the base salary and target bonus, and provided additional long-term incentive equity compensation. The following table sets forth target cash compensation, actual cash compensation and long-term incentive stock grants for Mr. Noonan, our CEO, for 2005.

Earned	Base Salary	Quarterly Target Bonuses	Quarterly Actual Bonuses	Annual Target Bonus	Annual Actual Bonus	Restricted Stock Grants	Option Grants
2005	$400,000	$200,000	$187,023	$200,000	$150,000	0	300,000
2004	$375,000	$187,500	$147,883	$187,500	$165,656	40,000	500,000

Mr. Noonan’s base salary and target bonuses were set at what the Compensation Committee considered conservative levels compared to market data in order to emphasize incentive stock based compensation, aligning the CEO’s and stockholders’ interests. Over achievement of targets could have resulted in payout amounts exceeding target levels. Total target cash compensation was weighted toward performance-based bonuses to reward achievement of what the Compensation Committee considered aggressive performance targets for revenues, earnings per share and days-sales-outstanding. The actual bonuses stated in the table above reflect the level of achievement of these performance measures.

Compliance with Internal Revenue Code Section 162(m).   Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2005 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal 2006 will exceed that limit. The 2005 Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. The 2005 Plan also provides for restricted stock, restricted stock units and performance stock. Restricted stock and restricted stock units that vest based on passage of time are not considered performance-based compensation. It is possible that restricted stock and restricted stock unit grants could cause compensation that is subject to the $1 million limitation to exceed the limitation in future years. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will exceed the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee may reconsider this decision if the individual cash compensation of any executive officer approaches the $1 million level.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-term and long-term.

The Compensation Committee:
David N. Strohm, Chairman
Robert E. Davoli
Kevin J. O’Connor

April 10, 2006

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

In fiscal 2005, the Compensation Committee was comprised of Messrs. Davoli, O’Connor and Strohm. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, reviewing with our independent auditors the scope and results of their audit engagement. In connection with the fiscal 2005 audit, the Audit Committee has:

•       reviewed and discussed with management our audited financial statements for the year ended December 31, 2005 and management’s report on our internal control over financial reporting,

•       discussed with Ernst & Young LLP, our independent auditors, the matters required by Statement of Auditing Standards No. 61, their attestation of management’s report on internal control over financial reporting, and their audit of our internal control over financial reporting, and

•       received from and discussed with Ernst & Young LLP the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 regarding their independence.

Based on the review and the discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent accountants. The Board of Directors has adopted a written charter for the Audit Committee, which has not been amended since last year’s Proxy Statement. The members of the Audit Committee have been determined to be independent in accordance with the listing requirements of The Nasdaq Stock Market.

The Audit Committee:
Richard S. Bodman, Chairman
Robert E. Davoli
Kevin J. O’Connor

April 10, 2006

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS

Independent Auditors

The Audit Committee has appointed the firm of Ernst & Young LLP, our independent auditor during 2005, to serve in the same capacity for the year ending December 31, 2006, and the Board has ratified that selection. Ernst & Young has served as our independent auditor since 1996. The Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our stockholders.

A representative of Ernst & Young is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The following table sets forth the fees billed by Ernst & Young during our fiscal years ended December 31, 2005 and 2004:

Fees Billed in Last Two Fiscal Years

	Year Ended December 31
	2005	2004
Audit(1)	$1,434,000	$1,477,000
Audit-Related(2)	68,000	60,000
Tax	—	—
All Other	—	—
	$1,502,000	$1,537,000

(1)          Includes fees for professional services rendered for the audit of our annual financial statements, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, for specific scope procedures regarding our Japan subsidiary for our consolidated audits, for statutory audits of subsidiaries, and for professional services rendered for the attestation of management’s report on internal control over financial reporting and the audit of our internal control over financial reporting

(2)          Include fees for services rendered in connection with our Systrust report.

The Audit Committee has approved the engagement of Ernst & Young, subject to submission and approval of a budget for audit and audit related fees for services to be rendered for our 2006 fiscal year. The Audit Committee, or a member of the committee, must pre-approve any non-audit service provided to us by the company’s independent auditor.

Certain Relationships and Related Transactions

Mr. Noonan’s brother is employed by us as a channel distribution manager and received approximately $143,941 in salary and commission in 2005.

Our policy is that all transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a committee of independent members of the Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Record Date; Shares Outstanding

Stockholders of record at the close of business on April 7, 2006 are entitled to vote their shares at the annual meeting. As of that date, there were 49,200,298 shares of our common stock, par value $0.001 per share, outstanding and entitled to vote at the meeting. The holders of those shares are entitled to one vote per share. We have no other classes of stock outstanding.

Quorum

More than 50% of the stockholders entitled to vote must be represented at the meeting in person or by proxy before any business may be conducted. If a quorum is not present, the stockholders who are present may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Voting By Street Name Holders

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, then the record holder will be entitled to vote the shares in its discretion for the nominees for director named earlier in this proxy statement.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless obtain a “legal proxy” from the record holder that holds your shares.

Tabulation of Votes

SunTrust Bank, our transfer agent, will tabulate and certify the votes.

If your shares are treated as a “broker non-vote” or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present at the meeting. Because directors are elected by plurality vote, abstentions and broker non-votes will have no effect on the outcome of the voting on Proposal One.

Proxies; Right to Revoke

By submitting your proxy, you will authorize Raghavan Rajaji and Jay Hopkins to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by (1) sending written notice of revocation to the Corporate Secretary, Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328, (2) by submitting a later-dated proxy, (3) by submitting new voting instructions by Internet or telephone by 11:59 p.m., Eastern Time, on Thursday, May 25, 2006, or (4) by voting in person at the meeting.

Manner for Voting Proxies; Default Voting

The shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted FOR the nominees for director named earlier in this proxy statement. Should any other matter properly come before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy. The Board of Directors is not aware of any other matters which may be presented at the meeting.

Solicitation of Proxies

We will bear our costs of soliciting proxies. Copies of proxy materials and our Annual Report to Stockholders for 2005 will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others, so that they may forward this solicitation material to beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services.

Stockholder Proposals

Any stockholder proposals submitted pursuant to Securities Exchange Act Rule 14-8 and intended to be presented at the 2007 annual meeting must be received in writing in writing at our principal executive offices on or before December 16, 2006 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any stockholder proposals intended to be presented at the 2007 annual meeting other than pursuant to Rule 14a-8, and any stockholder nominations, must also be received in writing at our principal executive offices no later than December 16, 2006 together with all supporting documentation required by our by-laws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to those proposals, subject to SEC rules governing the exercise of this authority.

Communicating with the Board

ISS security holders and other parties with concerns about conduct or about accounting, internal control or auditing matters may communicate with the Board by writing to them in care of the Corporate Secretary, Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, GA 30328. All concerns related to accounting, internal control or auditing matters will be referred to the Lead Director and the Chair of Audit Committee.

Stockholder List

For at least ten days prior to the meeting, a list of stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at ISS’ principal executive offices located at 6303 Barfield Road, Atlanta, Georgia  30328. The list will also be available for examination at the meeting.

Annual Report to Stockholders

A copy of our Annual Report on Form 10-K for the 2005 fiscal year, except for the exhibits thereto, is being mailed with this Notice of Annual Stockholders Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. Stockholders may obtain copies of any exhibit to the Form 10-K upon request, without charge. Such requests should be directed to the Corporate Secretary, Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Our Annual Report on Form 10-K (with exhibits) was filed with the Securities and Exchange Commission on March 6, 2006 and is available at the website maintained by the Securities and Exchange Commission at www.sec.gov.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 3230, Pittsburgh, PA 15230, so that your shares may be represented at the Annual Meeting.  If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.

ê  Please fold and detach card at perforation before mailing.   ê

INTERNET SECURITY SYSTEMS, INC.	PROXY

This Proxy, when properly executed, will be voted as specified below.  If no specification is made, this Proxy will be voted FOR the nominees for director.

1.       To elect three directors to serve for a three-year term.

WITHHOLD AUTHORITY
DIRECTOR	FOR	TO VOTE

(1) Thomas E. Noonan	☐	☐
(2) Sam Nunn	☐	☐
(3) David N. Strohm	☐	☐

2.                     In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the annual meeting and upon other matters as may properly come before the annual meeting.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

VOTE BY TELEPHONE
Internet Security Systems Inc.
c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348	Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern time on May 26, 2006, to be counted in the final tabulation.

â

Proxy card must be signed and dated below.

ê   Please fold and detach card at perforation before mailing.   ê

INTERNET SECURITY SYSTEMS, INC.

Annual Meeting of Stockholders to be held May 26, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the annual meeting to be held May 26, 2006 and appoints Raghavan Rajaji and Jay Hopkins, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Internet Security Systems, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held on May 26, 2006 at 4:00 p.m., Eastern Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set for on the reverse side of this card.

Signature

Signature

Dated:	, 2006
Please sign the names(s) appearing on each share certificate(s) over which you have voting authority.